Seventh Amendment to the Licensing Agreement previously entered into on the 6th day of May, 2014

Between:

Nanotech Industries Inc., a Delaware corporation.

hereinafter referred to as “Licensor”

And:

Nanotech Industries International Inc., a Nevada corporation (and a wholly owned subsidiary of Hybrid Coating Technologies Inc.)

hereinafter referred to as “NTI”

(collectively referred to as the “Parties”)

WHEREAS the Parties previously entered into a Licensing Agreement on July 12, 2010 (“Licensing Agreement”), into an Amendment Agreement on March 17, 2011, into a Second Amendment Agreement on July 7, 2011, into a Third Amendment Agreement dated June 28, 2013, into a Fourth Amendment Agreement dated December 13, 2013, into a Fifth Amendment Agreement dated March 31, 2014 and into a Sixth Amendment Agreement dated April 9, 2014 (collectively the “Agreement”);

WHEREAS the Parties would like to amend the Agreement to expand the definition of the LICENSOR Product to include spray foam insulation (“SFI”);

WHEREAS to this end the Parties have agreed to enter into this Seventh Amendment to the Licensing Agreement (“Seventh Amendment Agreement”):

1.	Pursuant to the terms of the Licensing Agreement, the license to sell and manufacture the LICENSOR Product granted by the Licensor to NTI has been expanded to include SFI.

2.

The term LICENSOR Product has thus been modified and shall be defined in the Agreement as follows: environmentally safe coatings, polyurethane foam for the textile industry, synthetic leather, sealants and adhesives, and spray foam insulation.

3.	Any reference to the LICENSOR Product in the Agreement shall have the meaning as set forth in Section 2 hereinabove.

4.	In consideration for SFI, NTI shall:

a.

Pay the Licensor an amount equal to US $500,000 (five hundred thousand USD) (“Consideration”), to be paid within 12 (twelve) months of the execution of this Seventh Amendment Agreement (“Deadline”). Should NTI not pay the Consideration within the Deadline, NTI shall lose all rights to SFI, and SFI shall be removed from the Licensor PRODUCT definition; and

b.

Pursuant to and in accordance with Section 3(v) of the Licensing Agreement, cause to be issued to the Licensor an aggregate number of shares of common stock which shall give the Licensor, immediately upon such issuance of shares an additional 15% ownership stake in the Company (15% Share Issuance”), to be issued to the Licensor within 24 (twenty-four) months of the execution of this Seventh Amendment Agreement (“15% Issuance Deadline”). Should the 15% Share Issuance not be issued within the Issuance Deadline, NTI shall lose the Exclusivity to the Manufacturing and Sale (both terms as defined in the Agreement) for SFI and shall solely retain such rights to SFI on a non-exclusive basis.

5.

The Agreement, as amended by this Seventh Amendment Agreement, remains in full force and effect and is hereby ratified and confirmed. Provisions of the Agreement that have not been amended or terminated by this Seventh Amendment Agreement remain in full force and effect, unamended.

6.	The Parties expressly warrant and guarantee that they have obtained all necessary requisite approvals and that they have the authority to enter into this Seventh Amendment Agreement.

7.	The Preamble to this Seventh Amendment Agreement is incorporated herein by this reference and made a material part of this Seventh Amendment Agreement.

8.

This Seventh Amendment Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Seventh Amendment Agreement on May 6, 2014.

Nanotech Industries International Inc.

By: /s/: Joseph Kristul
Title: President and CEO

Nanotech Industries Inc.

By: /s/: Joseph Kristul
Title: President and CEO